Exhibit (c)(2)

GUGGENHEIM Guggenheim Securities Project Atlas DRAFT Subject to Revisions Situation Overview January 19, 2024 Privileged and Confidential

DRAFT – SUBJECT TO REVISIONS Certain Disclosures and Other Considerations In connection with the engagement of Guggenheim Securities, LLC (“Guggenheim Securities,” “we” or “us”) by the client referred to herein (the “Company”), we have prepared this presentation (together with any related oral commentary and any supplemental materials or updates, this “Presentation”) solely to assist the Company’s senior management and Special Committee of the Board of Directors (the “Special Committee”) in considering the proposed transaction described herein (the “Transaction”). Guggenheim Securities’ presentation and any related oral commentary are intended solely to provide the Special Committee with an overall decision-making framework for assessing, responding to and potentially commencing negotiations vis-à-vis a potential proposed take-private transaction as outlined in that certain letter dated January 4, 2024. Some of our views expressed herein or orally may represent suggested negotiating positions — including certain tactically driven “ask” positions as to transaction price and other transaction-related terms and conditions — and, accordingly, are not intended to be determinative of the Company’s valuation or the financial fairness of any proposed or actual transaction price. This Presentation is preliminary and subject to refinement based on, among other things: potential updates to the Company’s financial performance, financial condition and financial prospects; Guggenheim Securities’ ongoing due diligence; and potential changes in the M&A environment and/or capital markets conditions. All advice (written or oral) provided by us in connection with our engagement is intended solely for the benefit and use of the Company’s senior management and the Special Committee, solely in their respective capacities as such. Nothing in this Presentation constitutes (i) a recommendation to the Special Committee or the Company with respect to the Transaction or (ii) advice or a recommendation to any of the Company’s stockholders, creditors, employees or other constituents as to how to vote or act, or whether to purchase or sell any securities or other financial instruments, in connection with the Transaction or otherwise. We express no view or opinion as to the price or range of prices at which the shares of common stock or other securities or financial instruments of or relating to the Company or any third party may trade at any time, including subsequent to the announcement or consummation of the Transaction. Our advice and this Presentation do not address the Company’s underlying business or financial decision to pursue the Transaction, the relative merits of the Transaction as compared to any alternative business or financial strategies that might exist for the Company, any financing of the Transaction or the effects of any other transaction in which the Company might engage. The Special Committee shall be responsible for determining whether the Transaction is in the best interests of the Company and its stockholders and other relevant constituencies. Our advice and this Presentation are qualified in their entirety by the terms, conditions and disclosures contained in our engagement letter with the Company (including any amendments or supplements thereto), which sets forth various important assumptions, limitations and other considerations regarding: ● The nature and scope of our engagement; ● The activities and relationships of Guggenheim Securities and our affiliates and related entities, which include a wide range of financial services and in the ordinary course may involve clients and competitors of the Company as well as actual and potential transaction counterparties; and ● Our use of and reliance on various information (including, without limitation, financial estimates and projections, synergy estimates and other forward-looking information) that has been furnished by or discussed with the Company, any potential or actual transaction counterparty and their respective representatives (collectively, the “Transaction Principals”) or is available from public sources, data suppliers and other third parties. In providing this Presentation, we (i) do not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and have not independently verified, any such information; (ii) express no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of any forward-looking information or the assumptions upon which any such forward-looking information is based; (iii) have relied upon the assurances of the Transaction Principals that they are unaware of any facts or circumstances that would make any such information incomplete, inaccurate or misleading; (iv) have been advised by each Transaction Principal, and have assumed, that all forward-looking information furnished by it has been reasonably prepared on bases reflecting the best currently available estimates and judgments of its senior management as to the expected future performance of the relevant legal entity, business or assets and the expected amounts and realization of any transaction-related synergies; (v) have assumed that any such transaction-related synergies will be realized in the amounts and at the times projected; (vi) have assumed that, as appropriate under the circumstances, any such forward-looking information and any changes therein have been reviewed by the Special Committee with the understanding that we will use and rely upon such information for purposes of our engagement; and (vii) have assumed that any information obtained from public sources, data suppliers and other third parties is reasonable and reliable. We do not provide legal, regulatory, tax, accounting or actuarial advice. We understand that the Company and the Special Committee will consult their own legal, regulatory, tax, accounting, actuarial and other professional advisors in connection with the Transaction and otherwise. Except as otherwise indicated herein, this Presentation has been prepared and submitted as of the date on its cover page, reflects information made available to us as of or prior to such date and is based on economic, capital markets and other conditions as of such date. We assume no obligation or liability (express or implied) for updating or otherwise revising this Presentation. This Presentation supersedes any previous presentation, materials or oral commentary delivered by us in connection with the Transaction. Our advice and this Presentation are confidential and proprietary to Guggenheim Securities and, except as provided in our engagement letter with the Company (including any amendments or supplements thereto), may not be reproduced, disseminated, quoted from or referred to, in whole or in part, at any time, in any manner or for any purpose. © 2024 Guggenheim Securities. All rights reserved. 1 GUGGENHEIM

DRAFT – SUBJECT TO REVISIONS Guggenheim Securities Material Relationships Disclosure Investment Banking Relationships and Revenues ● With respect to the Company. Aside from our current engagement by Norway (the “Company”), during the past two years Guggenheim Securities has not been engaged by the Company or any of its affiliates identified to us by FactSet to provide any investment banking or financial advisory services for which Guggenheim Securities has received compensation. ● With respect to the Specified Party. During the past two years, Guggenheim Securities has not been engaged by Canada (the “Specified Party”) or any of its affiliates identified to us by FactSet to provide any investment banking or financial advisory services for which Guggenheim Securities has received compensation. Guggenheim Securities is currently engaged by certain entities in which the Specified Party is a significant shareholder to provide investment banking and financial advisory services in connection with various matters that are unrelated to the Transaction, and for which matters, if consummated, we would expect to receive an agreed upon fee. ● Guggenheim Securities may currently be seeking and may in the future seek opportunities to provide financial advisory and other investment banking services to the Company, the Specified Party, and their respective affiliates in connection with matters unrelated to the Transaction, for which services Guggenheim Securities would expect to receive customary compensation. Guggenheim Securities may have also provided and may in the future provide financial advisory and other investment banking services to third parties in connection with transactions in which the Company, the Specified Party, and their respective affiliates were or are potential counterparties. Sales and Trading Relationships and Revenues ● The Company, the Specified Party, and their respective affiliates may be clients of Guggenheim Securities’ sales and trading business and of our asset management affiliates and related entities. As separately disclosed, customary information barriers separate Guggenheim Securities’ investment banking business from the rest of our firm, enabling the investment banking team that is working with the Company on the Transaction (the “IB Team”) to advise the Company without regard to any activities, relationships, or business conducted outside of our investment banking department. Investments in Securities and Other Financial Interests ● Guggenheim Securities makes markets in securities and other financial instruments but does not ordinarily take proprietary positions except as an accommodation to clients and customers; accordingly, Guggenheim Securities does not have any significant proprietary trading positions with respect to the Company, the Specified Party, or any of their respective affiliates identified to us by FactSet. ● Guggenheim Securities’ investment management affiliates and related entities may have positions in securities and other financial instruments of or relating to the Company, the Specified Party, and their respective affiliates, some of which may be significant and not all of which may be publicly disclosed. In light of confidentiality obligations owed to third parties and the information barriers separating Guggenheim Securities’ investment banking business from its investment management affiliates and related entities, Guggenheim Securities is unable to disclose any such positions. For reference purposes only, Guggenheim Securities notes that, as of the date hereof, the latest reports filed by its parent company and certain affiliates under Section 13(f) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, disclose no holdings in excess of 1% of the equity securities of any of the Company, the Specified Party, or any of their respective affiliates identified to us by FactSet. Guggenheim Securities notes that its affiliates and related entities may have positions in the indebtedness of, and other financial interests in, the Company, the Specified Party, and their respective affiliates that may be substantial and are not publicly disclosed. Personal Investments, Directorships and other Relationships ● As of the date hereof, Guggenheim Securities’ internal records indicate that no member of the IB Team, nor any of their spouses, domestic partners, dependent children, or other covered relatives or household members, has any significant personal investments in any securities or other financial instruments of or relating to the Company, the Specified Party, or any of their respective affiliates identified to us by FactSet. ● In addition, as of the date hereof, Guggenheim Securities’ internal records indicate that no officer of our firm nor member of the IB Team is a director of, or otherwise has a business interest in the Company, the Specified Party, or any of their respective affiliates identified to us by FactSet. 2 GUGGENHEIM

DRAFT – SUBJECT TO REVISIONS

Summary of Canada's Offer

Consideration	▪ $1.45 per share in cash
Premium	▪ 69% premium to 12/29 closing price, as described in Canada's 1/4 proposal (one trading day prior to Norway publicly confirming receipt of Canada's EOI)
Transaction Equity Value	▪ $125 million
Net Cash at Close Requirements	▪ $135 million
Other	▪ Non-binding proposal contingent on Canada's receipt of a positive response on or before 5:00 PM PT on January 10, 2024, at which point the offer will expire ▪ Silent with respect to any due diligence requirement ▪ Contingent on approval by majority of non-Canada shareholders ▪ Canada expressed in its non-binding EOI that it is only interested in acquiring the shares of the Company not currently owned by Canada, and that Canada has no interest in a sale of its holdings in the Company or in participating in an alternative change of control transaction involving Norway

	Unaffected Date 12/29/23	Current 01/18/24	Canada's Offer
Capitalization			
Price Per Share	$0.86	$1.33	$1.45
Basic Shares Outstanding (M)[1]	82.7	82.7	82.7
Add: TSM Shares from RSUs & ITM Options (M)[1]	0.8	3.4	3.7
Fully Diluted Shares Outstanding (M)[1]	83.5	86.1	86.4
Implied Equity Value ($M)	$72	$114	$125
Less: Cash & Cash Equivalents (12/31/23 estimates)[2]	(144)	(144)	(144)
Plus: Debt (12/31/23 estimates)[2]	–	–	–
Implied Enterprise Value ($M)	($72)	($29)	($18)

Implied % Premium to:[3]	Metric	
Current Share Price (01/18/24)	$1.33	9%
1-Day Unaffected Date (12/29/23)	$0.86	69%
30-Calendar Day VWAP to Unaffected Date	$0.82	78%

Source: Public company filings, press releases and FactSet. Market data as of 01/18/24.
(1) Based on basic shares outstanding as of 12/13/23 and dilutive shares outstanding as of 01/05/24 (provided by management on 01/06/24). Dilutive impact of RSUs and stock options calculated under the treasury stock method ("TSM").
(2) 12/31/23 estimated cash and debt balances provided by Norway management on 01/04/24.
(3) For reference only.

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GUGGENHEIM

DRAFT – SUBJECT TO REVISIONS Norway Situation Backdrop Last Two Years Share Price Performance 1 10/17/22: Announced NGM621 did not meet its primary endpoint in Ph2 CATALINA study for Geographic Atrophy (70.5%) 2 01/09/23: Announced 2023 key priority was to advance immuno-oncology programs: NGM707, NGM831 and NGM438; seeking partners for aldafermin (1.4%) 3 04/04/23: Disclosed that Norway will undergo a restructuring, including a 33% workforce reduction (75 people) (4.6%) 4 08/03/23: Announced positive data in aldafermin’s Ph2 trial for IBS-D and BAM and positive topline data from Ph2b ALPINE 4 trial 5.1% 5 01/02/24: Confirmed receipt of the non-binding EOI from Canada, outlining Canada’s intent to explore and evaluate a potential take-private transaction 45.5% Price per Share $20 $15 $10 $5 $0 01/18/22 04/18/22 07/18/22 10/18/22 01/18/23 04/18/23 07/18/23 10/18/23 01/18/24 1 2 3 4 5 Norway $1.33 (91%) Public Market Overview ($ in M, except for per share data) Current Share Price (01/18/24) $1.33 Fully-Diluted Shares Outstanding(1) 86.066 Equity Value $114 Less: Cash & Cash Equivalents (12/31/23 estimates)(2) (144) Plus: Debt (12/31/23 estimates)(2) 0 Enterprise Value ($29) Summary of Norway’s Top Shareholders(3) Shareholder Shares Held (‘000) % of Basic Shares Outstanding Canada 21.874 26.4% Merck & Co. 12.955 15.7% EcoR1 6.436 7.8% BlackRock 3.350 4.0% William Rieflin (Chairman) 2.774 3.4% Vanguard 2.726 3.3% Total 50.115 60.6% Source: Public company filings, press releases and FactSet. Market data as of 01/18/24. (1) Based on basic shares outstanding as of 12/13/23 and dilutive shares outstanding as of 01/05/24 (provided by management on 01/06/24). Dilutive impact of RSUs and stock options calculated under the treasury stock method (“TSM”). (2) 12/31/23 estimated cash & debt balances provided by Norway management on 01/04/24.(3) Based on most recent SEC filings. Certain of these filings are updated on a quarterly or annual basis, and thus this information may have changed since the most recent filing. In particular, management has informed us that EcoR1 may have largely sold out of its position after the public announcement of Canada’s initial letter. 4 GUGGENHEIM

DRAFT – SUBJECT TO REVISIONS

Framing the Unaffected Premium Offered to Norway Shareholders

Premium data is for informational purposes only as these other transactions have characteristics that differ from the current facts and circumstances of Norway today

All-cash[1] Transactions with an Upfront Equity Value of $100M–$500M | Clinical – Commercial | U.S. Listed Target | Last 5 Years

Premium to share price 1-day unaffected


336%
312%
111%
97%
84%
79%
76%
57%
52%
50%
47%
46%
41%
32%
12%

Date Announced	04/19/22	02/21/19	11/14/22	10/05/23	07/11/22	06/23/22	10/11/21	08/10/20	06/27/22	05/23/22	10/11/21	10/01/20	06/06/23	11/07/22	06/23/22
Target	Checkmate	Immune Design	Opiant	Orchard	La Jolla	F-star	Adamas	Pfenex	Epizyme	Entasis	Flexion	AMAG	Paratek	Oyster Point	Radius Health
Acquiror	Regeneron	Merck & Co.	Indivior	Kyowa Kirin	Innoviva	invoX	Supernus	Ligand	Ipsen	Innoviva	Pacira	Covis	Gurnet Point Capital & Novo Holdings	Viatris	Gurnet Point & Patient Square
Upfront Transaction Value ($M)[2]	$250	$301	$145	$387	$198	$161	$400	$438	$247	$113	$447	$498	$132	$329	$497
Approved / Marketed?				✓	✓		✓	✓	✓		✓	✓	✓	✓	✓

Premium to share price 1-day unaffected 25th and 75th percentile of 47% and 90% respectively

Recent "Cash Acquisition" Transactions

Premium to share price 1-day unaffected


85%
82%(3)
55%
34%
(4)
17%

Date Announced	3/24/2023	12/22/2023	11/22/2023	8/1/2022	6/10/2023
Target	Jounce	Theseus	Freeline	Stealth Bio	Pardes
Acquiror	Concentra (Tang Capital)	Concentra (Tang Capital)	Syncona	Morningside Venture	Medipacific (Foresite)
Upfront Transaction Value ($M)[2]	$98	$174	$28	$35	$129
Last Reported Cash Balance Prior to Proposal	$190	$225	$39	$50	$197

Premium to share price 1-day unaffected 25th and 75th percentile of 34% and 82% respectively

Source: Company filings and press releases.
(1) Transaction consideration consists of either a fully upfront cash component or an upfront cash component + a cash based CVR.
(2) Excludes any value ascribed to contingent value rights, where applicable.
(3) Premium to closing share price to announcement of exploration of strategic alternatives November 13, 2023.
(4) Premium to closing share price immediately prior to April 21, 2023 public disclosure of bidder's EOI to align with the special committee's considered premium noted in their 14D9.

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GUGGENHEIM

DRAFT – SUBJECT TO REVISIONS Framework for Discussion Does a feasible standalone plan exist for meaningful shareholder value creation? Yes Can this standalone plan be financed? Yes Execute standalone plan (while continuing to evaluate potential proposals compared to standalone value) No Run expanded formal process to maximize value No ● Engage with Canada to maximize current proposal ● Identify and solicit competing / alternative proposals 6 GUGGENHEIM